Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

BioLineRX Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value NIS 0.10 per share (3)	Rule 457(c)	39,957,932	$0.0496	$1,981,913.43	0.00014760	$292.54
Equity	Ordinary Shares, par value NIS 0.10 per share (4)	Rule 457(c) and Rule 457(h)	17,542,068	$0.106	$1,859,459.21	0.00014760	$274.46
Total Offering Amounts					$ 3,841,372.64		$567.00
Total Fee Offsets							—
Net Fee Due							$567.00

(1) These shares may be represented by American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of the ordinary shares registered hereby, par value NIS 0.10 per share (“Ordinary Shares”), of BioLineRx Ltd. (the “Company”) and are registered on a separate registration statement on Form F-6EF (File No. 333-218969). Each ADS represents fifteen (15) Ordinary Shares.

(2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the BioLineRx Ltd. Amended and Restated 2003 Share Incentive Plan (the “Plan”).

(3) Represents Ordinary Shares issuable upon exercise of outstanding options granted under the Plan and the corresponding proposed maximum offering price per share represents the weighted average exercise price of these outstanding options, expressed in U.S. dollars based on the Bank of Israel exchange rate on December 26, 2023 ($1.00=NIS 3.628).

(4) Represents Ordinary Shares issuable upon future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Company’s ADSs as quoted on the Nasdaq Capital Market on December 26, 2023, adjusted for ADS to Ordinary Share ratio.